PRESS RELEASE
October 18, 2006
(10:00 am for Immediate Release)

Chemung Financial Reports 3rd Quarter/Year-To-Date Earnings

Chemung Financial Corporation, the parent holding company of Chemung Canal Trust Company and CFS Group, Inc., has reported third quarter unaudited net income of $1.837 million vs. $1.955 million net income for the third quarter of 2005, a decrease of 6.0%. Earnings per share for the quarter were $0.51 as compared with $0.53 a year ago, a decrease of 3.8% on approximately 44,000 fewer average shares outstanding.

Net income for the first nine months of 2006 totaled $5.230 million vs. $5.283 million for the first nine months of 2005, a decrease of 1.0%. Earnings per share were unchanged at $1.43 per share on approximately 48,000 fewer average shares outstanding.

In a prepared statement released by the Corporation this morning, Jan P. Updegraff, Vice Chairman & Chief Executive Officer, stated:

"The reduction in both our third quarter and year-to-date net income compared to the corresponding periods in 2005 resulted primarily from an increase in operating expenses and lower net interest income, offset to some extent by higher non-interest income and a reduction in the provision for loan losses.

Net interest income for the third quarter of 2006 decreased by $102 thousand or 1.6% from the corresponding period in 2005, with our net interest margin decreasing 7 basis points to 3.70%. While our average earning assets increased $3.2 million and the average yield was up 53 basis points, this was offset by a 64 basis point increase in average funding costs. The increase in average earning assets reflects the growth we have been experiencing in all segments of our loan portfolio, with average loans for the third quarter of 2006 $45.9 million higher than the third quarter 2005 average. The increase in average earning assets from the higher loan volume was somewhat offset by lower average securities and federal funds sold.

A $325 thousand decrease in the third quarter provision for loan losses as compared to the third quarter of 2005 reflects a continuing reduction in non-performing loans, and management's belief that the current allowance for loan losses is adequate to absorb the risk of potential losses inherent in the loan portfolio.

Non-interest income for the third quarter of 2006 increased $362 thousand or 10.7% as compared to the third quarter of 2005, due in large part to increases in service charges, revenue generated by Other Real Estate Owned (OREO), which are properties acquired through foreclosure proceedings, and debit card interchange fee income.

Operating expenses as compared to the third quarter of 2005 were up $758 thousand or 11.5%. This increase was impacted by costs related to our expansion into Tompkins and Broome Counties, higher costs associated with OREO, as well as higher compensation expenses, occupancy and data processing costs.

Net interest income for the first nine months of 2006 was down $131 thousand or 0.7%, with the net interest margin decreasing 5 basis points to 3.69%. On average earning assets were $4.5 million higher than the first nine months of last year, with the average yield increasing 50 basis points to 5.89%. The positive impact of the increase in earning asset volume and yield was offset by a 59 basis point increase in average funding costs.

For reasons noted above, the provision for loan losses for the first nine months of 2006 was $850 thousand lower than the amount expensed during the first nine months of 2005.

Non-interest income for the first nine months of 2006 increased $1.127 million or 11.8%. As was the case in the third quarter, this increase resulted primarily from increases in service charges, revenue generated by OREO, debit card interchange fee income, as well as an increase in revenue from our equity investment in Cephas Capital Partners, LP, a Small Business Investment Company limited partnership.

Similar to third quarter results, a $1.878 million or 9.5% increase in operating expenses compared to the first nine months of last year was principally due to costs related to our expansion into Tompkins and Broome Counties, higher costs associated with OREO, as well as higher compensation expenses, occupancy and data processing costs.

Last week, we announced that we have entered into an agreement to purchase the Partners Trust Bank Trust Department which currently has approximately $365 million in assets held in fiduciary or agency capacities. This acquisition, which is subject to regulatory and New York State Supreme Court approval, is expected to close in the first quarter of 2007. We are very pleased to welcome customers from the Partners Trust Bank Trust Department, and look forward to providing them with the same excellent level of performance and attention to which they are accustomed. Coupled with our successful expansion into the Tompkins County market, this acquisition provides great potential for the future growth of our company."

The full text of this press release may be found at www.chemungcanal.com.

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.